Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Increases Cash Dividend for the 59th Consecutive Year

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), the Board of Directors declared a mid-year cash dividend of $8.80 per share, an increase of 6.0% over the $8.30 per share paid in July of 2023. The cash dividend is payable on July 1, 2024, to shareholders of record on June 11, 2024.  The Company’s trailing twelve months net income through the 1st quarter of 2024 was $116.37 per share, up 10.15% compared with $105.65 per share over the same period a year earlier.  During the first quarter, the Company continued to concentrate the shareholders’ ownership percentage by repurchasing and retiring 5,201 shares, or approximately 21.6% of the board approved share repurchase plan and 0.70% of shares outstanding as of the beginning of the first quarter.

For the quarter ended March 31, 2024, Farmers & Merchants Bancorp reported net income of $22.7 million, or $30.56 per diluted common share, compared with $23.5 million earned in the first quarter of 2023.  Annualized return on average assets for the first quarter of 2024 was 1.71% and return on average equity was 16.33%. Total assets at quarter-end were $5.7 billion. The Company’s credit quality remained solid with no non-accrual loans and leases and a negligible delinquency ratio of only 0.31% to total loans and leases as of March 31, 2024. At quarter-end, the Company’s allowance for credit losses was $75.0 million, or 2.02% of total loans and leases, with no provision recorded during the first quarter of 2024. The Company’s tier 1 leverage capital ratio was 10.83% at March 31, 2024, and the total risk-based capital ratio was 14.21%.  The Company’s operating subsidiary, Farmers & Merchants Bank of Central California exceeded all regulatory requirements to be classified as “well-capitalized.” For further details on our first quarter results please see our press release dated April 17, 2024.

Kent A. Steinwert, Chairman, President and CEO noted, “The Board is very pleased with the Company’s strong first quarter 2024 and record full-year 2023 financial results and unanimously approved the cash dividend. This year marks the 89th consecutive year that Farmers & Merchants Bancorp has paid cash dividends and the 59th consecutive year we have increased dividends. As a result of the reliability of our cash dividends over many decades, we remain a member of a select group of only 56 publicly traded companies designated as “Dividend Kings” by Sure Dividend where Farmers & Merchants Bancorp is currently ranked 17th.”

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About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.7 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 32 consecutive years, longer than any other commercial bank in the State of California.

F&M Bank has been ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3 billion and $10 billion. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

F&M Bank has been ranked 6th on Forbes Magazine’s list of "America’s Best Banks" in 2023. Forbes’ annual “America’s Best Banks” list looks at ten metrics measuring growth, credit quality, profitability, and capital for the 2023 calendar year, as well as stock performance in the 12 months through March 18, 2024.

In July 2023 Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022. The selection of Farmers & Merchants Bancorp as the best performing bank in 2022 was based on using five metrics to assess performance from data compiled by Piper Sandler & Co. using S&P Global Market Intelligence data.

F&M Bank is the 14th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2022 Community Reinvestment Act (“CRA”) evaluation.

F&M Bank was named the “Best Community Bank in California” by Newsweek magazine, in October 2021. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of the agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 108 years ago.

Farmers & Merchants Bancorp has paid dividends for 89 consecutive years and has increased dividends for 59 consecutive years. As a result, Farmers & Merchants Bancorp is member of a select group of only 56 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increase.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”. Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions, inflation, recessions, natural disasters, pandemics, geopolitical risks, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.